EXHIBIT 11



                                  Exhibit 11(a)

                    Computation of Primary Earnings Per Share
                             (amounts in thousands)


                                                 Two Months
                                    Year Ended     Ended         Year Ended
                                   December 31,  December 31,    October 31,
                                      1995          1994        1994      1993
                                      ----          ----        ----      ----

Net (loss) in                      $ (49,441)    $(49,944)     $20,021  $31,477
                                    =========    =========    ========  =======

Average common shares
    outstanding                      28,500        29,297       26,197   25,499

Assumed equivalent shares from
    stock options converted to
    common shares (1)                                            2,214    3,073
                                    ---------    ----------   --------  -------

Total weighted average number
    of common and common
    equivalent shares                28,500       29,297        28,411   28,572
                                    ========     =========    ========  =======


Earnings per share                 $ (1.73)      $ (1.70)     $   .70   $  1.10
                                   =========     =========    ========  =======


(1) Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (common stock issuable upon exercise of stock options) outstanding. In computing earnings per share, the Company utilizes the treasury stock method. This method assumes that stock options, under certain conditions, are exercised and treasury shares are assumed to be purchased from the proceeds using the average market price of the Company's common stock for the period. In the case of a net loss, average shares outstanding does not assume the exercise of options since an increase in average shares outstanding would be dilutive to net loss per share.

                                  Exhibit 11(b)

                 Computation of Fully Diluted Earnings Per Share
                             (amounts in thousands)


                                                                       Two Months
                                                      Year Ended          Ended               Year Ended
                                                     December 31,      December 31,            October 31,
                                                         1995             1994            1994           1993

Net (loss) income                                    $   (49,441)      $   (49,944)   $    20,021    $    31,477

Average common  shares
    outstanding                                           28,500            29,297         26,197         25,499

Assumed equivalent shares from
    stock options converted to
    common shares (1)                                                                       2,214          3,378

Total weighted average number
    of common and common
    equivalent shares                                     28,500            29,297         28,411(3)      28,877


Earnings per share (2)                               $     (1.73)      $    (1.70)    $       .70(3) $      1.09


(1) Earnings per share are computed consistent with (1) on Exhibit 11(a) - Computation of Primary Earnings Per Share except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period (if the closing price is higher than the average market price during the period).

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(3) The weighted average number of common and common equivalent shares and earnings per share on this exhibit are equal to the respective amounts on
      Exhibit 11(a) - Computation of Primary Earnings Per Share since the year-end market value of the Company's stock was lower than the average market value used in applying the treasury stock method in the computation of primary earnings per share.